                          SCHEDULE 14A (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                               ----------------

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] Confidential, for Use of the
[_] Preliminary Proxy Statement               Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          SOMERA COMMUNICATIONS, INC.
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                               [LOGO OF SOMERA]
                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 2, 2000

                               ----------------

TO THE STOCKHOLDERS OF SOMERA COMMUNICATIONS, INC.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Somera Communications, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, May 2, 2000, at 1:00 p.m., local time, at the Fess Parker Doubletree Resort, Santa Barbara, California, for the following purposes:

     1. To elect one director to serve for the ensuing three years and until such director's successor is duly elected and qualified.

     2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the 2000 fiscal year.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   Only stockholders of record at the close of business on March 23, 2000 are entitled to notice of and to vote at the meeting.

   All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, please sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                        FOR THE BOARD OF DIRECTORS

                                        JEFFREY D. SAPER
                                        Secretary

Santa Barbara, California
April 3, 2000


 IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                          SOMERA COMMUNICATIONS, INC.
                             5383 Hollister Avenue
                        Santa Barbara, California 93111
                                (805) 681-3322

                               ----------------

                           PROXY STATEMENT FOR 2000
                        ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed Proxy is solicited on behalf of the Board of Directors of Somera Communications, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held May 2, 2000 at 1:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Fess Parker Doubletree Resort, Santa Barbara, California.

   These proxy solicitation materials and the Company's Annual Report to Stockholders for the year ended December 31, 1999, including financial statements, were mailed on or about April 3, 2000 to all stockholders entitled to vote at the meeting.

Record Date and Voting Securities

   Stockholders of record at the close of business on March 23, 2000 (the "Record Date") are entitled to notice of and to vote at the meeting. At the Record Date, 47,837,500 shares of the Company's Common Stock, $0.001 par value, were issued and outstanding.

Revocability Of Proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

   Proxies properly executed, duly returned to the Company and not revoked, will be voted in accordance with the specifications made. Where no specifications are given, such proxies will be voted as the management of the Company may propose. If any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote according to their best judgment.

   Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the meeting. Stockholders do not have the right to cumulative voting in the election of directors.

   The cost of soliciting proxies will be borne by the Company. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers, and employees, without additional compensation, personally or by telephone or telegram.

Quorum; Abstentions; Broker Non-Votes

   The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

   Although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

   The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in a manner consistent with such holding. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

Deadline For Receipt Of Stockholder Proposals

   Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2001 Annual Meeting must be received by the Company no later than December 3, 2000 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

Nominee

   The Board of Directors is divided into three classes whose terms expire at successive annual meetings. This year, we have nominated Mr. Peter Chung, the sole director whose term expires at the annual meeting, for a three-year term that will expire at our annual meeting in the year 2003. The terms of Mr. Barry Phelps and Mr. Gil Varon expire at the annual meeting of stockholders in 2001. The terms of Mr. Dan Firestone and Mr. Walter Kortschak expire at the annual meeting of stockholders in 2002. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Mr. Chung. If Mr. Chung is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. It is not expected that Mr. Chung will be unable or will decline to serve as a director.

 Name                  Age              Principal Occupation
 ----                  ---              --------------------
 Dan Firestone........  38 President and Chief Executive Officer, Somera
                           Communications, Inc.

 Gil Varon............  38 Vice President, Wireline Division, Somera
                           Communications, Inc.

 Walter G. Kortschak..  40 Managing Partner of Summit Partners, L.P.

 Peter Y. Chung.......  32 General Partner of Summit Partners, L.P.

 Barry Phelps.........  52 President, Broadband Division, Spirent
                           Communications Group

   Except as set forth below, each director has been engaged in his principal occupation described above during the past five years. There are no family relationships among any of our directors or executive officers.

   Dan Firestone co-founded Somera Communications in July 1995, has served as our Chief Executive Officer since 1996, has served as our President since December 1998, and has also served as our Chairman of the Board since our inception. From 1994 to the present, Mr. Firestone has also operated SDC Business Consulting, a private business consulting firm. In 1984, Mr. Firestone co-founded Century Computer Marketing, a distributor of computer service spare parts and related products, and served as its Chief Executive Officer until May 1994.

   Gil Varon co-founded Somera Communications in July 1995, served as our President from July 1995 until December 1998, has served as our Vice President, Wireline Division since January 1999, and has served as one of our directors since our inception. From 1995 until the present, Mr. Varon has also served as a Senior Sales Manager. From May 1994 to June 1995, Mr. Varon served in sales and procurement positions for Aurora Electronics, Inc. From 1985 until May 1994, Mr. Varon served as a Group Sales Manager at Century Computer Marketing.

   Walter G. Kortschak has served as a director of Somera Communications since July 1998. Mr. Kortschak is a Managing Partner and Managing Member of various entities affiliated with Summit Partners, L.P., a private equity capital firm in Palo Alto, California, where he has been employed since June 1989. Summit Partners, L.P., and its affiliates manage a number of venture capital funds, including Summit Ventures V, L.P., Summit V Advisors (QP) Fund, L.P., Summit V Advisors Fund, L.P., and Summit Investors III, L.P. Mr. Kortschak also serves as a director of E-Tek Dynamics, Inc., an optical components and modules company. Mr. Kortschak holds a B.S. in engineering from Oregon State University, an M.S. in engineering from The California Institute of Technology and an M.B.A. from the University of California, Los Angeles.

   Peter Y. Chung has served as a director of Somera Communications since July 1998. Mr. Chung is a General Partner and Member of various entities affiliated with Summit Partners, L.P., a private equity capital firm in Palo Alto, California, where he has been employed since August 1994. Summit Partners, L.P., and its affiliates manage a number of venture capital funds, including Summit Ventures V, L.P., Summit V Advisors (QP) Fund, L.P., Summit V Advisors Fund, L.P., and Summit Investors III, L.P. From August 1989 to July 1992,

Mr. Chung worked in the Mergers and Acquisitions Department of Goldman, Sachs & Co. Mr. Chung also serves as a director of Ditech Communications Corporation, a developer of echo cancellation and optical networking equipment, ADVA AG Optical Networking, an optical networking systems company, and Splash Technology Holdings, Inc., a developer of color server systems. Mr. Chung holds an A.B. from Harvard University and an M.B.A. from Stanford University.

   Barry Phelps has served as a director of Somera Communications since July 1999. Mr. Phelps has been the President, Broadband Division, Spirent Communications Group, since January, 2000. Prior to that he was President and Chief Executive Officer of Netcom Systems, Inc., a network performance analysis company in Calabasas, California, where he has been employed since November 1996. Before he became President and Chief Executive Officer in November 1997, Mr. Phelps served as the Vice President, Finance and Chief Financial Officer of Netcom Systems. Prior to joining Netcom Systems, from February 1992 to November 1996, Mr. Phelps served as Chairman and Chief Executive Officer of MICOM Communications Corporation, a data communications equipment company which was acquired by Nortel Networks in June 1996. Mr. Phelps holds a B.S. in mathematics from St. Lawrence University and an M.B.A. from the University of Rochester.

Board Meetings and Committees

   Somera Communications, Inc. was incorporated in August 1999 and the Company held one (1) meeting during fiscal 1999 in which all directors attended. Prior to that time, the Company operated as a limited liability company and did not hold any board meetings.

   The Audit Committee, which consists of Messrs. Chung and Phelps, was formed in October 1999 and had no meetings during fiscal 1999. The Audit Committee reviews the financial statements and the internal financial reporting system and controls of the Company with the Company's management and independent auditors, recommends resolutions for any disputes between the Company's management and its auditors, and reviews other matters relating to the relationship of the Company with the auditors, including their engagement and discharge.

   The Compensation Committee, which consists of Messrs. Kortschak and Phelps, was formed in October 1999 and had no meetings during fiscal 1999. The Compensation Committee develops and monitors compensation arrangements for the officers and directors of the Company, including preparation of proper reports or other disclosure required by the Compensation Committee in accordance with applicable proxy or other rules of the Securities and Exchange Commission ("SEC") and monitors stock option activity for the Company.

Compensation of Directors

   Except for reimbursement of reasonable expenses incurred in connection with serving as a director and the grant of stock options, our directors are not compensated for their service as directors. In July 1999, we granted Mr. Phelps, one of our non-employee directors, an option to purchase 50,000 shares of common stock at an exercise price of $8.50 per share under our 1999 Unit Option Plan (when we operated as a limited liability company). These options vest 25% after one year, and ratably thereafter over a period of three years. Under our 1999 Director Option Plan, each non-employee director will automatically be granted an option to purchase 30,000 shares of our common stock on the date on which he or she becomes a director. In addition to this first option grant, each outside director will automatically be granted an option to purchase 7,500 shares on each July 1st, if on the date of such subsequent grant he or she shall have served on the board for six months from the date of such grant. Both the initial 30,000 share initial option grant and subsequent 7,500 share option grant shall vest 25% after one year, and ratably thereafter over a period of three years. The exercise price for each option granted under the Director Plan will be the fair market value of our common stock on the date of grant.

 1999 Director Option Plan

   Our 1999 Director Option Plan was adopted and approved by our board in September 1999. Our Director Plan provides for the grant of non-statutory stock options to non-employee directors. The Director Plan has a term of ten years unless terminated earlier by the board of directors. A total of 300,000 shares of common stock, plus an annual increase equal to the number of shares needed to restore the number of shares of common stock that are available for grant under the Plan to 300,000 shares, have been reserved for issuance under the Director Plan. As of the date of this prospectus, no options have been granted under the Director Plan.

   Our Director Plan provides that each new outside director shall automatically be granted an option to purchase 30,000 shares of our common stock on the date that outside director first becomes a director. In addition to this first option grant, each outside director shall automatically be granted an option to purchase 7,500 shares on each July 1st, if on the date of the subsequent grant he or she shall have served on the board for six months from the date of such grant. Options granted under the Director Plan vest at a rate of 25 percent of the shares subject to the option on each anniversary of its grant date, provided this director continues to serve as an outside director on these vesting dates. Options granted under the Director Plan are exercisable by the outside director only while the individual remains one of our directors. The exercise price for each first option and subsequent option grant shall be 100% of the fair market value per share of our common stock on the date of grant.

   In the event of our merger or the sale of substantially all of our assets, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, or following assumption or substitution the director is terminated, each option granted to an outside director under the Director Plan shall become fully vested and exercisable for a period of thirty days after which period the option shall terminate. Options granted under the Director Plan must be exercised within three months of the end of the optionee's tenure as one of our directors, or within 12 months after the director's termination by death or disability.

Required Vote

   The candidate receiving the highest number of "FOR" votes shall be elected to the Company's Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors, and, pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" MR. CHUNG.

                                 PROPOSAL TWO:

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the 2000 fiscal year. This appointment is being presented to the stockholders for ratification at the Annual Meeting. If the stockholders reject the appointment, the Board will reconsider its selection. PricewaterhouseCoopers LLP has audited the Company's financial statements since the Company's inception. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

Vote Required; Recommendation of Board of Directors

   The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to ratify the Board's appointment. An abstention will have the same effect as a vote against the appointment of the independent auditors, and, pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal.

   THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2000 AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSAL.

Executive Compensation

   The following table sets forth certain information with respect to annual compensation and long-term compensation awarded during fiscal 1999 to the Company's Chief Executive Officer and the Company's three other most highly compensated executive officers (collectively, the "Named Executive Officers").

                          Summary Compensation Table

                                                                    Long Term
                                   Annual Compensation         Compensation Awards
                              ------------------------------ -----------------------
                                                             Securities
   Name and Principal                           Other Annual Underlying  All Other
        Position         Year  Salary   Bonus   Compensation  Options   Compensation
   ------------------    ---- -------- -------- ------------ ---------- ------------
Dan Firestone........... 1999 $286,667 $540,000   $  3,424    375,000      $ --
 Chairman of the Board,
  President
 and Chief Executive
  Officer

Gil Varon............... 1999  100,000      --     760,648        --         --
 Director and Vice
  President,
 Wireline Division

Jeffrey G. Miller....... 1999  136,442   98,333    105,186    660,093        --
 Executive Vice
  President,
 Sales and Marketing

Gary J. Owen............ 1999   87,179   30,625     94,902    405,000        --
 Chief Financial Officer

Option Grants And Exercises

   The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during fiscal year 1999, as well as options held by such officers as of December 31, 1999, the last day of the Company's 1999 fiscal year. In accordance with the rules of the SEC, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation from the option exercise price of 0%, 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock.

                         Option Grants In Fiscal 1999

                                                                      Potential Realizable Values
                                                                      at Assumed Annual Rates of
                                                                       Stock Price Appreciation
                                      Individual Grants                    for Option Term(1)
                         -------------------------------------------- ---------------------------
                                     Percent of
                          Number of     Total
                         Securities    Options   Exercise
                         Underlying  Granted to  Price Per
   Name and Principal      Options    Employees  Share ($) Expiration
        Position         Granted (#) in 1999 (%)  (2)(3)     Date(4)  0% ($)   5% ($)    10% ($)
   ------------------    ----------- ----------- --------- ---------- ------- --------- ---------
Dan Firestone...........   375,000      12.1       8.50     7/13/09   375,000 2,615,437 6,052,708


Jeffrey G. Miller.......   660,093      21.3       7.57     5/15/09       --  3,142,526 7,963,778

Gary J. Owen............   405,000      13.1       8.50     7/13/09   405,000 2,824,672 6,536,924

--------
(1) The dollar amounts in these columns are the result of calculations of the potential realizable value of each grant of options assuming that the market price of the underlying security appreciates in value from the date of grant to the end of the option term at the zero percent, five percent and ten percent rates set by the SEC. These amounts are not intended to forecast future appreciation of the Company's Common Stock.

(2) Options were granted at an exercise price equal to the deemed fair market value of the Company's common stock on the date of the grant, as determined by the board.

(3) Exercise price may be paid (i) in cash, (ii) by check, (iii) by promissory note, (iv) by delivery of already-owned shares of the Company's common stock subject to certain conditions, (v) by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price or (vi) by any combination of the foregoing methods of payment under applicable law.

(4) Twenty-five percent (25%) of the shares issuable upon exercise of options granted under the Company's 1999 Unit Option Plan generally become vested on the first anniversary of the vesting commencement date and the balance generally vests at the rate of 1/48th of such shares for each month thereafter. A portion of each of these options will accelerate upon a change of control or termination of the optionee's employment. See "-- Employment Agreements" for further descriptions of these employee benefits.

   The following table sets forth information with respect to options exercised during fiscal 1999 by the Named Executive Officers and the value of unexercised options at December 31, 1999.

  Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option
                                    Values

                                                  Number of Securities               Value of Unexercised
                                                 Underlying Unexercised              In- The-Money Options
                                              Options at December 31, 1999          at December 31, 1999(1)
                                              ---------------------------------    -------------------------
                           Shares
                         Acquired on  Value
          Name            Exercise   Realized  Exercisable      Unexercisable      Exercisable Unexercisable
          ----           ----------- -------- -------------    ----------------    ----------- -------------
Dan Firestone...........     --        --            --                 375,000          --       $1,476,563
Jeffrey G. Miller.......     --        --            --                 660,093          --       $3,213,003
Gary J. Owen............     --        --            --                 405,000          --       $1,594,688

--------
(1) The value of unexercised, in-the-money options is the difference between the exercise price of the options and the fair market value of the Company's Common Stock at December 31, 1999 ($12.4375).

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee of the Board of Directors currently consists of Messrs. Kortschak and Phelps. None of the members of the Compensation Committee was an officer or employee of the Company. No interlocking relationship exists between any member of the Company's Compensation Committee and any member of any other company's board of directors or compensation committee.

Employment Arrangements

   Jeffrey G. Miller. Mr. Miller entered into an employment agreement and commenced his employment with the Company on May 6, 1999. Under the agreement, we agreed to pay Mr. Miller an annual salary of $225,000 and a bonus of up to $100,000 base on the achievement of performance milestones. Under this agreement, Mr. Miller received a signing bonus of $40,000. For the first year of Mr. Miller's employment, the full performance bonus is guaranteed. In conjunction with this agreement, we have granted Mr. Miller an option to purchase 660,093 shares of our common stock at an exercise price of $7.57 per share with 25% of the shares subject to this option vesting on the first anniversary of his commencement date, and 1/36th of the remaining shares vesting monthly thereafter.

   As a part of this employment agreement, we have provided Mr. Miller with an interest-free mortgage loan in the amount of $600,000 for the purpose of Mr. Miller acquiring a new home. Under the agreement, the loan will be forgiven over eight years for $50,000 per year for the first four years and $100,000 per year for the final four years. We will retain a mortgage security interest in the home during the term of the loan. In the event Somera Communications experiences a change of control and Mr. Miller is terminated without cause or constructively terminated within twelve months, the outstanding balance of the loan will be forgiven. In the event Mr. Miller is terminated without cause by us, the loan will be due and repayable upon one year after he is first able to sell his shares following this offering. In addition, he would be entitled to receive severance equal to one year of his base salary and target bonus and additional vesting of that number of shares subject to his option that would have become vested had Mr. Miller remained employed by us for an additional six months. In the event Mr. Miller leaves our employment voluntarily during the term of the loan, the loan would be due and repayable within six months of the date of the termination of his employment.

   Gary J. Owen. Mr. Owen entered into an employment agreement with the Company on July 16, 1999 and commenced his employment with the Company on July 26, 1999. Under the agreement, we have agreed to pay Mr. Owen an annual salary of $200,000 and a bonus of up to $25,000 based on the achievement of performance milestones. Under this agreement, Mr. Owen received a signing bonus of $15,000. For the first year of Mr. Owen's employment, $12,500 of the performance bonus is guaranteed. In conjunction with this agreement, we have granted Mr. Owen an option to purchase 405,000 shares of our common stock at an exercise price of $8.50 per share with 25% of the shares subject to this option vesting on the first anniversary of his commencement date, and 1/36th of the remaining shares vesting monthly thereafter.

   As a part of his employment agreement, we have provided Mr. Owen with a six-month interest-free mortgage loan in the amount of approximately $1.4 million for the purpose of Mr. Owen acquiring a new home. We will retain a mortgage security interest in the home during the term of the loan. As a part of his employment relationship, $300,000 of the loan was agreed to be forgiven by our Board of Directors in February, 2000. Under this agreement, the loan will be forgiven over eight years for $25,000 per year for the first four years and $50,000 per year for the final four years. In the event Mr. Owen is terminated without cause by us, he would be entitled to receive severance payments in an amount up to twelve months of his base salary and target bonus. In addition, he would be entitled to receive additional vesting of that number of shares subject to his option that would have become vested had Mr. Owen remained employed by us for an additional six months. In the event of a change of control of Somera Communications, 50% of the shares subject to Mr. Owen's option, together with any subsequent options granted to him, will vest and become immediately exercisable.

   Dan Firestone. Our compensation committee adopted a bonus plan for Mr. Firestone that provides him with incentive compensation based on performance milestones. Under this bonus plan, Mr. Firestone is eligible to receive a bonus, in addition to his base salary of up to 250% of his base salary based on the company's achievement of performance milestones.

Report of the Compensation Committee of the Board of Directors

   The Compensation Committee (the "Committee") consists of Messrs. Kortschak and Phelps. The Committee recommends, subject to the Board's approval, compensation for executive officers and evaluates performance of management.

 Compensation Philosophy

   The Company operates in the competitive and rapidly changing environment of high technology businesses. The Committee seeks to establish compensation policies that allow the Company flexibility to respond to changes in its business environment. The Company's compensation philosophy is based on the belief that achievement in this environment is enhanced by the coordinated efforts of all individuals working toward common objectives. The goals of the Company's compensation program are to align compensation with the Company's business objectives and performance, to foster teamwork and to enable the Company to attract, retain and reward employees who contribute to the Company's long-term success.

 Compensation Components

   The Company's executive officers are compensated with a salary, and are eligible for bonus and stock option awards. The Committee assesses the past performance and anticipated future contribution, and considers the total compensation (earned or potentially available) of each executive officer in establishing each element of compensation.

   Salary. The salaries of the executive officers, including the Chief Executive Officer, are determined annually by the Committee with reference to several surveys of salaries paid to executive with similar responsibilities at comparable companies, generally in the high technology industry. The peer group for each executive officer is composed of executives whose responsibilities are similar in scope and content. The Company seeks to set executive compensation levels that are competitive with the average levels of peer group compensation.

   Stock Options. Stock options awards are designed to align the interests of executives with the long-term interests of the stockholders. The Committee approves option grants subject to vesting periods (usually 48 months) to retain executives and encourage sustained contributions. The exercise price of options are not less than the closing market price of the common stock on the date of grant. These options will acquire value only to the extent that the price of the Company's Common Stock increases relative to the market price at the date of grant.

 Chief Executive Officer's Compensation

   Mr. Firestone's compensation for 1999 was determined by the compensation committee based on their assessment of the current market and compensation for an executive of his level of experience and expertise, with consideration for his past performance and anticipated future contribution.

                                          COMPENSATION COMMITTEE

                                          Walter Kortschak
                                          Barry Phelps

                            STOCK PERFORMANCE GRAPH

Stockholder Return Comparison

   The graph below compares the cumulative total return on the Company's Common Stock for the period commencing November 12, 1999 and ending December 31, 1999 compared to the Nasdaq Composite Index and NASDAQ Telecommunications Index. The graph assumes that $100 was invested on the date of the Company's initial public offering, November 12, 1999. Historic stock price performance should not be considered indicative of future stock price performance.

                 Comparison of 2 Month Cumulative Total Return
      Among Somera Communications, Inc., The NASDAQ Composite Index, and
                        NASDAQ Telecommunications Index


[STOCK PERFORMANCE GRAPH]

                                                                   NASDAQ
                                                                   Stock
                                                                  Market--
          Measurement Period (Fiscal Year Covered)         Somera    US    Index
          ----------------------------------------         ------ -------- -----
   11/12/99...............................................  100     100     100
   12/31/99...............................................  103     126     122

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 23, 2000 by (i) each beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and each nominee, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

   Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable or exercisable within 60 days of March 23, 2000 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Somera Communications, 5383 Hollister Avenue, Santa Barbara, California 93111.

   The applicable percentage of ownership for each stockholder is based on 47,837,500 shares of common stock outstanding as of March 23, 2000, together with applicable options for that stockholders.

                                                      Common Stock
                                            Vested        and       Percentage
  Name of Beneficial Owner   Common Stock Options(1) Vested Options  of Total
  ------------------------   ------------ ---------  -------------- ----------
Dan Firestone...............   9,266,786       --       9,266,786      19.4%
Jeffrey G. Miller...........         --    165,023        165,023         *
Gary J. Owen................         --        --             --        --
Gil Varon...................   9,353,330       --       9,353,330      19.5%
Walter G. Kortschak (2).....         --        --             --        --
 c/o Summit Partners
 499 Hamilton Avenue, Suite
  200
 Palo Alto, CA 94301
Peter Y. Chung (3)..........         --        --             --        --
 c/o Summit Partners
 499 Hamilton Avenue, Suite
  200
 Palo Alto, CA 94301
Barry Phelps................         --        --             --        --
Summit Funds (4)............  13,757,333       --      13,757,333      28.7%
 c/o Summit Partners
 499 Hamilton Avenue, Suite
  200
 Palo Alto, CA 94301
All executive officers and
 directors as a group
 (7 persons)................  18,620,116   165,023     18,785,139      39.1%

--------
  * Represents beneficial ownership of less than 1%

 (1) Represents shares issuable upon exercise of options to purchase Somera Common Stock that are exercisable within 60 days of March 23, 2000.

 (2) Mr. Kortschak, one of our directors, is a managing member of Summit Partners, LLC, which is the general partner of Summit Partners, V, which is the general partner of each of Summit Ventures V, Summit V Advisors Fund, (QP) and Summit V Advisors Fund. Mr. Kortschak is also a general partner of Summit Investors III. Summit Partners, LLC, through an investment committee, has voting and dispositive power with respect to the shares owned by the Summit funds. Mr. Kortschak does not have voting or dispositive power with respect to the shares owned by the Summit funds and disclaims beneficial ownership of these shares.

 (3) Mr. Chung, one of our directors, is a member of Summit Partners, LLC, which is the general partner of Summit Partners V, which is the general partner of each of Summit Ventures, V, Summit V Advisors Fund, (QP) and Summit V Advisors Fund. Summit Partners, LLC, through an investment committee, has voting and dispositive power with respect to the shares owned by the Summit funds. Mr. Chung does not have voting or dispositive power with respect to the shares owned by the Summit funds and disclaims beneficial ownership of these sales.

 (4) Consists of 12,618,986 shares of common stock owned by Summit Ventures V, 723,116 shares of common stock owned by Summit V Advisors Fund, (QP), 220,978 shares of common stock owned by Summit V Advisors Fund, and 194,523 shares of common stock owned by Summit Investors III.

                             CERTAIN TRANSACTIONS

Summit Financing

   On July 23, 1998, Summit Ventures V, L.P., Summit V Advisors (QP) Fund, L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P., which we refer to collectively as the Summit funds, and several other investors invested an aggregate of $51.8 million in Somera Communications, LLC in exchange for 14,070,000 Class B units. These Class B units were exchanged for 14,070,000 shares of common stock upon our initial public offering for a value of $168.8 million. The parties also entered into related agreements which provided for registration rights, liquidations preferences, transfer restrictions, and specified other rights.

Distribution Involving Officers, Directors and Five Percent Owners

   On August 31, 1999, we entered into a credit agreement, consisting of a $50.0 term loan facility with a syndicate of financial institutions led by Fleet National Bank. We used the proceeds from the term loan facility to make a distribution to our members in the aggregate amount of $48.5 million, including $11.8 million to Dan Firestone, $11.9 million to Gil Varon, and $17.5 million to the Summit funds. We used a portion of the net proceeds of the initial public offering to repay all outstanding amounts under the term loan facility. Since our inception in July 1995, we have made distributions to members. For the period beginning January 1, 1998 and through November 12, 1999, and including the Fleet distribution described above, we have distributed approximately $20.9 million to Mr. Firestone, $21.1 million to Mr. Varon and $25.4 million to the Summit funds.

Loan From Officers and Related Parties

   From July 1996 through November 1998, we borrowed an aggregate of $3.5 million from Dan Firestone, Gil Varon, Robert Firestone, who is Dan Firestone's father, and Voyage Partners, a partnership whose partners include Dan Firestone and Gil Varon, under a series of promissory notes that carried annual interest rates that varied between eight and thirteen percent. These notes were fully repaid in September 1999.

Miller Loan Agreement

   We have provided Jeffrey G. Miller, our executive vice president of sales and marketing, with a $600,000 interest-free mortgage loan. This loan was made in conjunction with his employment agreement dated May 6, 1999 to assist with Mr. Miller's relocation to the Santa Barbara, California area and his purchase of a home. If Mr. Miller remains employed with us, this loan will be forgiven over an eight-year period. As of December 31, 1999, approximately $567,000 was outstanding on this loan.

Owen Loan Agreement

   We have provided Gary Owen, our chief financial officer, with a $1.4 million six-month interest-free mortgage loan. This loan was made in conjunction with his employment agreement dated July 16, 1999 to assist with Mr. Owen's relocation to the Santa Barbara, California area and his purchase of a home. As a part of his employment relationship, $300,000 of the loan was agreed to be forgiven by our Board of Directors in February, 2000. Under the agreement, the loan will be forgiven over eight years for $25,000 per year for the first four years and $50,000 per year for the final four years. As of December 31, 1999 approximately $1,349,000 of the loan was outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, with respect to fiscal 1999, all filing requirements applicable to its officers, directors and ten percent stockholders were satisfied.

                                 OTHER MATTERS

   The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors of the Company may recommend.

                                          THE BOARD OF DIRECTORS

Santa Barbara, California
April 3, 2000

                           SOMERA COMMUNICATIONS INC.

              PROXY  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Dan Firestone and Gary Owen, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock of Somera Communications, Inc., a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Fess Parkers Doubletree Resort, Santa Barbara, California, on May 2, 2000, at 1:00 p.m., local time, or any adjournment thereof and to vote all shares of common stock which the undersigned would be entitled to vote thereat if then and there personally present, on the matters set forth below:

1.  Proposal to Elect the Following Nominee as a Member of Our Board of
    Directors:

    [_]  FOR nominee listed below (except as indicated)

    [_]  WITHHOLD authority to vote for the nominee listed below

    Peter Y. Chung


INSTRUCTION: IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH SUCH NOMINEE'S NAME IN THE LIST ABOVE.

2. Proposal to Ratify the Appointment of PricewaterhouseCoopers LLP Independent Public Accountants.

   [_]  FOR         [_]  AGAINST       [_]  ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other matters(s) which may properly come before the annual meeting, or at any adjournment(s) or postponement(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED AND, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEE FOR ELECTION AS A DIRECTOR, AND TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2000.

Both of the foregoing attorneys-in-fact or their substitutes or, if only one shall be present and acting at the annual meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.

Signature:                                       Dated:
          --------------------------------------       ------------------------
Signature:                                       Dated:
          --------------------------------------       ------------------------

NOTE: THIS PROXY SHOULD BE MARKED, DATED AND SIGNED BY THE STOCKHOLDER EXACTLY AS HIS, HER OR ITS NAME APPEARS HEREON. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE AND IF SHARES ARE HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH SHOULD SIGN.